BeiGene Announces that RATIONALE 303 Trial of Tislelizumab in Non-Small Cell Lung Cancer Met the Primary Endpoint of Overall Survival at Interim Analysis
RATIONALE 303 is a global Phase 3 trial of BeiGene’s anti-PD-1 antibody tislelizumab compared to docetaxel in the second- or third-line setting in patients with locally advanced or metastatic non-small cell lung cancer who progressed on prior platinum-based chemotherapy
CAMBRIDGE, Mass. and BEIJING, China – November 17, 2020 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced that the RATIONALE 303 trial of its anti-PD-1 antibody tislelizumab versus docetaxel in the second- or third-line setting in patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) who progressed on prior platinum-based chemotherapy, met its primary endpoint of overall survival (OS) in the intention-to-treat (ITT) patient population at the planned interim analysis, as recommended by the independent Data Monitoring Committee (DMC). The safety profile of tislelizumab was consistent with the known risks of tislelizumab, with no new safety signals identified.

“The RATIONALE 303 trial is the third Phase 3 trial of tislelizumab in NSCLC that has achieved a positive outcome at interim analysis and more importantly, marks the first global pivotal trial with a positive outcome in the tislelizumab clinical program, demonstrating BeiGene’s capabilities in global clinical development. We look forward to sharing the full results at an upcoming medical conference and providing additional updates on our lung cancer program in the future,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “As we continue to advance tislelizumab in its broad clinical program, which targets a wide range of prevalent cancer types, we expect to see a growing body of clinical evidence that we believe will help further evaluate this potentially differentiated checkpoint inhibitor and support potential regulatory filings in China and globally.”

RATIONALE 303 Trial of Tislelizumab Compare to Docetaxel in Patients with Locally Advanced or Metastatic NSCLC Who Progressed on Prior Platinum-Based Chemotherapy

RATIONALE 303 is a Phase 3 randomized, open-label, multicenter global clinical trial (NCT03358875) designed to evaluate the efficacy and safety of tislelizumab compared to docetaxel in the second- or third-line setting in patients with locally advanced or metastatic NSCLC who have progressed on a prior platinum-based chemotherapy. The primary endpoint of the trial is OS in all patients (the ITT population) and in patients with high PD-L1 expression; key secondary endpoints include objective response rate (ORR), duration of response (DoR), progression-free survival (PFS), and safety. A total of 805 patients were randomized 2:1 to either the tislelizumab arm or the docetaxel arm in 10 countries.

About Non-Small Cell Lung Cancer (NSCLC)

Lung cancer remains the most common type of cancer and the leading cause of cancer-related death worldwide.i NSCLC accounts for approximately 85% of all lung cancer cases and is usually diagnosed at an advanced stage.ii The five-year survival rate with treatment for stage IIIB and stage IV NSCLC is 5% and 2%, respectively.iii

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for patients with classical Hodgkin’s lymphoma who received at least two prior therapies and for patients with locally advanced or metastatic urothelial carcinoma with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy.

In addition, three supplemental new drug applications for tislelizumab have been accepted by the Center for Drug Evaluation (CDE) of the NMPA and are under review, for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy, for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy, and for previously treated unresectable hepatocellular carcinoma.

Currently, 16 potentially registration-enabling clinical trials are being conducted in China and globally, including 12 Phase 3 trials and four pivotal Phase 2 trials.

Tislelizumab is not approved for use outside of China.

About the Tislelizumab Clinical Program

Clinical trials of tislelizumab include:

•Phase 3 trial in patients with locally advanced or metastatic urothelial carcinoma (NCT03967977);
•Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with NSCLC (NCT03358875);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);
•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);
•Phase 3 trial of tislelizumab in combination with platinum-based doublet chemotherapy as neoadjuvant treatment for patients with NSCLC (NCT04379635);
•Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);
•Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);
•Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);
•Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);
•Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);
•Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);
•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);
•Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889); and
•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).
About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,700+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding  including statements regarding data from the BGB-A317-303 global Phase 3 trial of tislelizumab versus docetaxel in the second- or third-line setting in patients with locally advanced or metastatic non-small cell lung cancer who progressed on prior platinum-based chemotherapy, the potential implications of clinical data for patients, BeiGene’s plans to present the data at an upcoming medical conference and provide additional updates on its lung cancer program in the future, BeiGene's advancement, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab, and BeiGene’s expectation of seeing a growing body of clinical evidence that it believes will help further evaluate tislelizumab as a potentially differentiated checkpoint inhibitor and support potential regulatory filings in China and globally. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes or Vivian Ni
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i Globocan 2018. https://gco.iarc.fr/today/data/factsheets/populations/900-world-fact-sheets.pdf
ii American Cancer Society. https://www.cancer.org/cancer/lung-cancer/about/what-is.html
iii U.S. National Institute Of Health, National Cancer Institute. SEER Cancer Statistics Review, 1975–2015